PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 3, 2003)                    REGISTRATION NO. 333-78575




                                 [LOGO OMITTED]




                        1,000,000,000 Depositary Receipts
                           Internet HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated July 3, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the Internet HOLDRS (SM) Trust.

         The share amounts specified in the table on page 12 of the base prospectus shall be replaced with the following:

                                                                          Share         Primary
                   Name of Company                         Ticker        Amounts    Trading Market
                   ---------------                         ------        -------    --------------
Amazon.com, Inc.                                            AMZN           18           NASDAQ
Ameritrade Holding Corporation                              AMTD            9           NASDAQ
AOL Time Warner Inc.                                        AOL            42            NYSE
CMGI Inc.                                                   CMGI           10           NASDAQ
CNET Networks, Inc.                                         CNET            4           NASDAQ
DoubleClick Inc.                                            DCLK            4           NASDAQ
EarthLink, Inc.                                             ELNK          6.23          NASDAQ
eBay Inc.                                                   EBAY           12           NASDAQ
E*TRADE Group, Inc.                                          ET            12            NYSE
Network Associates, Inc.                                    NET             7           NASDAQ
Priceline.com Incorporated                                  PCLN          1.167         NASDAQ
RealNetworks, Inc.                                          RNWK            8           NASDAQ
Yahoo! Inc.                                                 YHOO           26           NASDAQ


         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is July 31, 2003.